Exhibit 99.1

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(469) 587-3334

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8225

Fossil, Inc. Granted Filing Extension by Nasdaq, Receives Additional Staff Determination Letter from Nasdaq

Richardson, TX. March 19, 2007 — Fossil, Inc. (Nasdaq GS: FOSL) today announced that on March 16, 2007, the Company received a letter stating that the Nasdaq Listing Qualifications Panel (the “Panel”) has made a decision to grant the Company additional time to file its Quarterly Report on Form 10-Q for the period ended October 7, 2006 with the Securities and Exchange Commission.

As previously reported, the Company received a Nasdaq Staff Determination notice on November 20, 2006, stating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because the Company had not timely filed its Quarterly Report on Form 10-Q for the quarter ended October 7, 2006.  On February 1, 2007, the Company attended a hearing before the Panel, at which it presented its plan to evidence compliance with Nasdaq’s filing requirement.  The Panel’s decision granting the Company’s request for continued listing is subject to the following conditions:  (i) on or about April 16, 2007, the Company must provide certain additional information to the Panel regarding the Company’s investigation of its historical equity granting practices and (ii) on or before May 21, 2007, the Company must become current in its delinquent periodic reports, and file required restatements, if any.

On March 13, 2006, the Company received an Additional Staff Determination letter indicating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because the Company has not timely filed its Annual Report on Form 10-K for the period ended January 6, 2007, and that this filing delinquency serves as an additional basis for delisting the Company’s securities from the Nasdaq Global Select Market.  The Company intends to request that the Form 10-K delinquency be resolved in the same manner as the Form 10-Q.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: the potential impact of the Special Committee’s review of the Company’s equity granting practices; timing of the completion of the Special Committee’s review; the outcome of the proceedings with Nasdaq; and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Form 10-Q reports filed with the Securities and Exchange Commission.

About Fossil

Fossil, Inc. is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company’s principal offerings include an extensive line of fashion watches sold under the Company’s proprietary and licensed brands. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The Company’s products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company’s e-commerce website at www.fossil.com. Certain product, press release and SEC filing information concerning the Company is available at the website.